Exhibit 99.1

Harris Corporation Reports Fiscal 2012 Third Quarter Results;

Approves Plan for Divestiture of Broadcast Communications;

Provides Initial Guidance for Fiscal 2013

MELBOURNE, Florida, May 1, 2012 — Harris Corporation (NYSE:HRS) reported revenue in the third quarter of fiscal 2012 of $1.48 billion compared with $1.41 billion in the prior-year quarter. GAAP loss from continuing operations in the third quarter was $255 million, or $2.27 per diluted share. GAAP income from continuing operations in the prior year was $142 million, or $1.11 per diluted share. In connection with the process of evaluating strategic alternatives for Broadcast Communications, the company recorded in the third quarter a non-cash charge of $407 million after-tax, or $3.62 per diluted share, to write down a significant portion of the goodwill and other long-lived assets in Broadcast Communications, resulting in the GAAP loss from continuing operations. Following the close of the quarter, the company approved a plan to divest Broadcast Communications. As a result, current and prior period financial results for Broadcast Communications will be reported as discontinued operations beginning with the fourth quarter of fiscal 2012.

Non-GAAP income from continuing operations in the third quarter was $159 million, or $1.39 per diluted share, compared with $151 million, or $1.18 per diluted share, in the prior year. Non-GAAP income from continuing operations excludes acquisition-related costs in both quarters, as well as the non-cash charge recorded in the third quarter related to Broadcast Communications. A reconciliation of GAAP to non-GAAP financial measures is provided in Tables 5 through 8, along with accompanying notes. Orders in the third quarter were $1.60 billion compared with $1.54 billion in the prior-year quarter.

“Orders, revenue, and non-GAAP earnings per share from continuing operations were all higher compared to the prior year,” said William M. Brown, president and chief executive officer. “The company continues to generate strong cash flow, and as a result, in the third quarter we increased the dividend by 18 percent and the target payout ratio from 20 to 25 percent.”

“Operating performance in both RF Communications and Government Communications Systems was excellent and drove higher non-GAAP operating income. In Integrated Network Solutions, we are exiting the Cyber Integrated Solutions business and selling the underutilized facility in Virginia, as previously announced in the quarter. In addition, we are announcing plans to divest Broadcast Communications. The decision to divest Broadcast Communications resulted from a thorough review of our business portfolio, which determined that the business is no longer aligned with the company’s long-term strategy. The plan to sell these assets supports our disciplined approach to capital allocation, and we intend to use the proceeds to return cash to shareholders and invest in growing our core businesses.”

RF Communications

Revenue for the RF Communications segment was $538 million compared with $550 million in the prior year. Tactical Communications revenue was $398 million and declined 8 percent from the prior year. Public Safety and Professional Communications revenue was $140 million and increased 18 percent over the prior year. Operating income for the RF Communications segment was $182 million compared with $179 million in the prior year, and operating margin was 33.8 percent compared with 32.5 percent in the prior year.

Orders for the segment totaled $629 million, including $534 million in Tactical Communications and $95 million in Public Safety and Professional Communications. Book-to-bill was 1.17 for the segment. At the end of the third quarter, backlog was $717 million in Tactical Communications and $635 million in Public Safety and Professional Communications.

Orders in the quarter included $250 million from the Australian Department of Defence for Falcon II® and Falcon III® radios, bringing orders to date to $362 million for this multi-year modernization program that has a potential value of $500 million. Orders also included $64 million from the U.S. Marine Corps, $51 million from the Government of Iraq, $26 million from the Kingdom of Jordan, and $25 million from two countries in the Middle East. Harris was also awarded a $49 million IDIQ contract to provide Unity® Multiband Land Mobile Radios to the U.S. Marine Corps for first-responder communications at facilities worldwide.

Following the close of the quarter, Harris was awarded a five-year IDIQ contract with a potential value of $400 million to provide Falcon III tactical radios and support to the U.S. Special Operations Command and received an initial order for $39 million for wideband networking radios.

Integrated Network Solutions

Revenue for the Integrated Network Solutions segment was $500 million, an increase of 8 percent compared with $462 million in the prior year. On an organic basis, revenue was essentially flat. Strong organic growth in Harris CapRock Communications and Healthcare Solutions was offset by declining revenue in IT Services from the loss of the Patriot program and in Broadcast Communications as a result of weaker demand in North America and longer international sales lead times.

As a result of the non-cash charge related to Broadcast Communications, operating loss for the segment was $406 million. Operating income in the prior year was $25 million. Non-GAAP operating income was $29 million compared with $35 million in the prior year and was impacted by weak operating results in Healthcare Solutions and Broadcast Communications. Non-GAAP operating income excludes acquisition-related costs in both quarters, as well as the non-cash charge recorded in the third quarter related to Broadcast Communications.

Harris was awarded a two-year, $19 million contract to design and install a wireless network for Department of Veterans Affairs (VA) medical centers and a five-year, $80 million contract to provide electronic health record interoperability to enhance continuity of care between the Department of Defense and the VA. Orders in the quarter for managed satellite communications solutions included $15 million under the Future Commercial Satellite Communications Services Acquisition (FCSA) contract, $32 million from customers in Brazil, and $40 million from two global oil drilling customers in Europe.

Following the close of the quarter, Harris achieved a significant new win in the maritime market, a five-year contract award with Royal Caribbean Cruises Ltd. to provide global communications services onboard 34 of its ships.

In connection with exiting the Cyber Integrated Solutions operation in Harrisonburg, Virginia and the planned sale of the related assets, the company reported an after-tax loss from discontinued operations of $98 million in the third quarter.

Government Communications Systems

Revenue for the Government Communications Systems segment was $471 million, an increase of 9 percent compared with $431 million in the prior year. Operating income was $64 million compared with $60 million in the prior year. Operating margin was a strong 13.6 percent.

Major awards during the quarter included four awards from various classified customers totaling $183 million and a $51 million follow-on contract from the National Oceanic and Atmospheric Administration for the Geostationary Operational Environmental Satellite – Series R (GOES-R) Ground and Antenna Segment weather program.

Earnings Guidance

The company revised its previous guidance for fiscal 2012 from a range of $5.10 to $5.30 for non-GAAP net income per diluted share ($4.92 to $5.12 per diluted share on a GAAP basis), which included Broadcast Communications, to a range of $5.15 to $5.25 for non-GAAP income from continuing operations per diluted share ($1.41 to $1.51 per diluted share on a GAAP basis), excluding Broadcast Communications. Fiscal 2012 revenue excluding Broadcast Communications is now expected to be about $5.45 billion. Fiscal 2012 guidance for non-GAAP income from continuing operations excludes acquisition-related costs.

Initial GAAP guidance for fiscal 2013 for income from continuing operations is a range of $5.10 to $5.30 per diluted share. Revenue for fiscal 2013 is expected to be about flat to 2 percent growth compared with fiscal 2012. Fiscal 2013 guidance excludes Broadcast Communications.

Harris will host a conference call today, May 1, at 8:30 a.m. Eastern Time (ET) to discuss its third quarter fiscal 2012 financial results. The dial-in numbers for the teleconference are (866) 578-5747 (U.S.) and (617) 213-8054 (International), using participant code 12532401. Please allow at least 10 minutes before the scheduled start time to connect to the teleconference. Participants may listen to the call and view management’s supporting slide presentation at www.harris.com/conference-call. A recording of the call will be available on the Harris website beginning at 12 p.m. ET on May 1.

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has approximately $6 billion of annual revenue and about 17,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including income from continuing operations and income from continuing operations per diluted share for the third quarter of fiscal 2012 and the third quarter of fiscal 2011, in each case excluding charges for acquisition-related costs and also excluding the non-cash charge recorded in the third quarter of fiscal 2012 to write down a significant portion of the goodwill and other long-lived assets in Broadcast Communications; revenue for the Integrated Network Solutions segment for the third quarter of fiscal 2012 compared with the third quarter of fiscal 2011, adjusting for the impact of acquisitions; operating income for the Integrated Network Solutions segment for the third quarter of fiscal 2012 and the third quarter of fiscal 2011, in each case excluding charges for acquisition-related costs and also excluding the non-cash charge recorded in the third quarter of fiscal 2012 related to Broadcast Communications; and guidance for fiscal 2012 income from continuing operations, excluding charges for acquisition-related costs. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Attachments: Financial Statements (Eight tables).

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2012 and 2013; potential contract opportunities and awards; the potential value of contract awards; statements regarding outlook, including expected revenue, orders, and cash flow; and plans to exit the Cyber Integrated Solutions operation and sell the related assets and to divest Broadcast Communications and the uses of proceeds resulting therefrom. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of our relationship with the U.S. government or a shift in U.S. government funding; potential changes in U.S. government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, and cost-cutting initiatives); risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the potential impact of a security breach, through cyber attack or otherwise, or other significant disruptions of our IT networks and systems or those we operate for customers; financial and government and regulatory risks relating to international sales and operations; the continued effects of the general downturn in the global economy and U.S. government’s budget deficits and national debt; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; performance of our subcontractors and suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; risks inherent in developing new technologies; changes in our effective tax rate; the potential impact of natural disasters or other disruptions on our operations; the potential impact of changes in the regulatory framework that applies to, or of satellite bandwidth constraints on, our managed satellite and terrestrial communications solutions; the timing and impact of anticipated dispositions of the company’s Cyber Integrated Solutions operation and Broadcast Communications business; the timing and amount of anticipated gains, losses, impairments and charges related to such dispositions; and changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1

HARRIS CORPORATION

FY ‘12 Third Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Quarter Ended		Three Quarters Ended
	March 30,	April 1,	March 30,	April 1,
	2012	2011	2012	2011
	(In millions, except per share amounts)
Revenue from product sales and services	$1,476.0	$1,412.8	$4,372.3	$4,255.4

Cost of product sales and services	(937.9)	(896.6)	(2,823.3)	(2,716.1)
Engineering, selling and administrative expenses	(297.6)	(281.0)	(864.1)	(784.1)
Impairment of goodwill and other long-lived assets	(424.0)	—	(424.0)	—
Non-operating income (loss)	8.1	(0.3)	11.7	(1.6)
Interest income	1.2	1.3	2.3	2.3
Interest expense	(28.7)	(27.1)	(85.9)	(66.4)

Income (loss) from continuing operations before income taxes	(202.9)	209.1	189.0	689.5
Income taxes	(53.4)	(67.5)	(183.0)	(228.1)

Income (loss) from continuing operations	(256.3)	141.6	6.0	461.4
Discontinued operations, net of income taxes	(97.8)	(2.4)	(106.7)	(7.2)

Net income (loss)	(354.1)	139.2	(100.7)	454.2
Noncontrolling interests, net of income taxes	0.9	0.3	2.2	0.3

Net income (loss) attributable to Harris Corporation	$(353.2)	$139.5	$(98.5)	$454.5

Net income (loss) per common share attributable to Harris Corporation common shareholders
Basic
Continuing operations	$(2.27)	$1.12	$0.07	$3.62
Discontinued operations	(0.88)	(0.02)	(0.93)	(0.05)

	$(3.15)	$1.10	$(0.86)	$3.57

Diluted
Continuing operations	$(2.27)	$1.11	$0.07	$3.59
Discontinued operations	(0.88)	(0.02)	(0.93)	(0.05)

	$(3.15)	$1.09	$(0.86)	$3.54

Cash dividends paid per common share	$0.33	$0.25	$0.89	$0.75

Basic weighted average common shares outstanding	112.3	125.0	114.9	125.9
Diluted weighted average common shares outstanding	112.3	126.0	115.5	126.9

Table 2

HARRIS CORPORATION

FY ‘12 Third Quarter Summary

BUSINESS SEGMENT INFORMATION

(Unaudited)

	Quarter Ended		Three Quarters Ended
	March 30,	April 1,	March 30,	April 1,
	2012	2011	2012	2011
	(In millions)
Revenue
RF Communications	$537.7	$550.0	$1,560.5	$1,661.2
Integrated Network Solutions	499.6	462.4	1,569.8	1,398.6
Government Communications Systems	470.5	431.2	1,336.6	1,277.0
Corporate eliminations	(31.8)	(30.8)	(94.6)	(81.4)

	$1,476.0	$1,412.8	$4,372.3	$4,255.4

Income (Loss) From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
RF Communications	$181.6	$178.5	$508.0	$596.3
Integrated Network Solutions	(406.0)	24.5	(365.6)	79.7
Government Communications Systems	64.1	59.8	190.1	163.8
Unallocated corporate expense	(18.6)	(19.8)	(59.2)	(67.5)
Corporate eliminations	(4.6)	(7.8)	(12.4)	(17.1)
Non-operating income (loss)	8.1	(0.3)	11.7	(1.6)
Net interest expense	(27.5)	(25.8)	(83.6)	(64.1)

	$(202.9)	$209.1	$189.0	$689.5

Table 3

HARRIS CORPORATION

FY ‘12 Third Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Quarters Ended
	March 30,	April 1,
	2012	2011
	(In millions)
Operating Activities
Net income (loss)	$(100.7)	$454.2
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	194.0	148.5
Share-based compensation	26.4	36.5
Non-current deferred income taxes	(57.6)	17.5
Impairment of goodwill and other long-lived assets	562.0	—
(Increase) decrease in:
Accounts and notes receivable	(78.6)	(19.6)
Inventories	(18.7)	(44.6)
Increase (decrease) in:
Accounts payable and accrued expenses	(108.0)	(22.8)
Advance payments and unearned income	12.6	45.6
Income taxes	37.3	(32.2)
Other	14.5	(26.3)

Net cash provided by operating activities	483.2	556.8

Investing Activities
Net cash paid for acquired businesses	(14.0)	(548.4)
Cash paid for cost-method investment	(1.0)	(10.0)
Additions of property, plant and equipment	(157.4)	(186.1)
Additions of capitalized software	(17.9)	(10.1)

Net cash used in investing activities	(190.3)	(754.6)

Financing Activities
Proceeds from borrowings	168.9	855.7
Repayments of borrowings	(3.7)	(0.6)
Proceeds from exercises of employee stock options	22.7	19.2
Repurchases of common stock	(448.4)	(156.0)
Cash dividends	(102.2)	(95.7)

Net cash provided by (used in) financing activities	(362.7)	622.6

Effect of exchange rate changes on cash and cash equivalents	1.9	5.1

Net increase (decrease) in cash and cash equivalents	(67.9)	429.9

Cash and cash equivalents, beginning of year	366.9	455.2

Cash and cash equivalents, end of quarter	$299.0	$885.1

Table 4

HARRIS CORPORATION

FY ‘12 Third Quarter Summary

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 30,	July 1,
	2012	2011
	(In millions)
Assets
Cash and cash equivalents	$299.0	$366.9
Receivables	915.4	834.8
Inventories	743.0	720.8
Income taxes receivable	22.3	57.3
Current deferred income taxes	155.7	171.0
Other current assets	73.2	63.7
Current assets of discontinued operations	—	2.3
Property, plant and equipment	701.7	715.6
Goodwill	1,990.6	2,376.8
Intangible assets	453.0	500.5
Non-current deferred income taxes	81.5	5.7
Other non-current assets	164.5	193.5
Non-current assets of discontinued operations	49.0	163.9

	$5,648.9	$6,172.8

Liabilities and Equity
Short-term debt	$348.9	$180.0
Accounts payable	346.9	444.8
Compensation and benefits	221.0	264.0
Other accrued items	324.3	294.7
Advance payments and unearned income	245.2	232.6
Current deferred income taxes	2.0	—
Current portion of long-term debt	5.2	4.9
Current liabilities of discontinued operations	10.4	9.5
Long-term debt	1,883.2	1,887.2
Long-term contract liability	112.8	120.9
Other long-term liabilities	247.7	222.2
Equity	1,901.3	2,512.0

	$5,648.9	$6,172.8

HARRIS CORPORATION

FY ‘12 Third Quarter Summary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE

To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss); engineering, selling and administrative expenses; impairment of goodwill and other long-lived assets; income (loss) from continuing operations before income taxes; income taxes; income (loss) from continuing operations; income (loss) from continuing operations attributable to Harris Corporation; and income (loss) from continuing operations per diluted common share attributable to Harris Corporation common shareholders, adjusted to exclude certain costs, charges, expenses and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris’ business trends and to understand Harris’ performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5

HARRIS CORPORATION

FY ‘12 Third Quarter Summary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Condensed Consolidated Statement of Income

(Unaudited)

	Quarter Ended March 30, 2012			Quarter Ended April 1, 2011
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$1,476.0	$—	$1,476.0	$1,412.8	$—	$1,412.8

Cost of product sales and services	(937.9)	—	(937.9)	(896.6)	—	(896.6)
Engineering, selling and administrative expenses (A)	(297.6)	11.1	(286.5)	(281.0)	10.8	(270.2)
Impairment of goodwill and other long-lived assets (B)	(424.0)	424.0	—	—	—	—
Non-operating income (loss)	8.1	—	8.1	(0.3)	—	(0.3)
Interest income	1.2	—	1.2	1.3	—	1.3
Interest expense	(28.7)	—	(28.7)	(27.1)	—	(27.1)

Income (loss) from continuing operations before income taxes	(202.9)	435.1	232.2	209.1	10.8	219.9
Income taxes (C)	(53.4)	(21.0)	(74.4)	(67.5)	(1.7)	(69.2)

Income (loss) from continuing operations	(256.3)	414.1	157.8	141.6	9.1	150.7
Noncontrolling interests, net of income taxes	0.9	—	0.9	0.3	—	0.3

Income (loss) from continuing operations attributable to Harris Corporation	$(255.4)	$414.1	$158.7	$141.9	$9.1	$151.0

Income (loss) from continuing operations per diluted common share attributable to Harris Corporation common shareholders	$(2.27)	$3.66	$1.39	$1.11	$0.07	$1.18

	Three Quarters Ended March 30, 2012			Three Quarters Ended April 1, 2011
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$4,372.3	$—	$4,372.3	$4,255.4	$—	$4,255.4

Cost of product sales and services	(2,823.3)	—	(2,823.3)	(2,716.1)	—	(2,716.1)
Engineering, selling and administrative expenses (A)	(864.1)	30.4	(833.7)	(784.1)	17.0	(767.1)
Impairment of goodwill and other long-lived assets (B)	(424.0)	424.0	—	—	—	—
Non-operating income (loss)	11.7	—	11.7	(1.6)	—	(1.6)
Interest income	2.3	—	2.3	2.3	—	2.3
Interest expense	(85.9)	—	(85.9)	(66.4)	—	(66.4)

Income from continuing operations before income taxes	189.0	454.4	643.4	689.5	17.0	706.5
Income taxes (C)	(183.0)	(26.7)	(209.7)	(228.1)	(2.9)	(231.0)

Income from continuing operations	6.0	427.7	433.7	461.4	14.1	475.5
Noncontrolling interests, net of income taxes	2.2	—	2.2	0.3	—	0.3

Income from continuing operations attributable to Harris Corporation	$8.2	$427.7	$435.9	$461.7	$14.1	$475.8

Income from continuing operations per diluted common share attributable to Harris Corporation common shareholders	$0.07	$3.66	$3.73	$3.59	$0.11	$3.70

Table 6

HARRIS CORPORATION

FY ‘12 Third Quarter Summary

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Business Segment Information

(Unaudited)

	Quarter Ended March 30, 2012			Quarter Ended April 1, 2011
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$537.7	$—	$537.7	$550.0	$—	$550.0
Integrated Network Solutions	499.6	—	499.6	462.4	—	462.4
Government Communications Systems	470.5	—	470.5	431.2	—	431.2
Corporate eliminations	(31.8)	—	(31.8)	(30.8)	—	(30.8)

	$1,476.0	$—	$1,476.0	$1,412.8	$—	$1,412.8

Income (Loss) From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
RF Communications	$181.6	$—	$181.6	$178.5	$—	$178.5
Integrated Network Solutions (D)	(406.0)	435.1	29.1	24.5	10.8	35.3
Government Communications Systems	64.1	—	64.1	59.8	—	59.8
Unallocated corporate expense	(18.6)	—	(18.6)	(19.8)	—	(19.8)
Corporate eliminations	(4.6)	—	(4.6)	(7.8)	—	(7.8)
Non-operating income (loss)	8.1	—	8.1	(0.3)	—	(0.3)
Net interest expense	(27.5)	—	(27.5)	(25.8)	—	(25.8)

	$(202.9)	$435.1	$232.2	$209.1	$10.8	$219.9

	Three Quarters Ended March 30, 2012			Three Quarters Ended April 1, 2011
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$1,560.5	$—	$1,560.5	$1,661.2	$—	$1,661.2
Integrated Network Solutions	1,569.8	—	1,569.8	1,398.6	—	1,398.6
Government Communications Systems	1,336.6	—	1,336.6	1,277.0	—	1,277.0
Corporate eliminations	(94.6)	—	(94.6)	(81.4)	—	(81.4)

	$4,372.3	$—	$4,372.3	$4,255.4	$—	$4,255.4

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
RF Communications	$508.0	$—	$508.0	$596.3	$—	$596.3
Integrated Network Solutions (D)	(365.6)	454.4	88.8	79.7	17.0	96.7
Government Communications Systems	190.1	—	190.1	163.8	—	163.8
Unallocated corporate expense	(59.2)	—	(59.2)	(67.5)	—	(67.5)
Corporate eliminations	(12.4)	—	(12.4)	(17.1)	—	(17.1)
Non-operating income (loss)	11.7	—	11.7	(1.6)	—	(1.6)
Net interest expense	(83.6)	—	(83.6)	(64.1)	—	(64.1)

	$189.0	$454.4	$643.4	$689.5	$17.0	$706.5

Table 7

HARRIS CORPORATION

FY ‘12 Third Quarter Summary

Reconciliation of Guidance for FY ‘12 Income from Continuing Operations per Diluted Share Attributable to

Harris Corporation Common Shareholders excluding Broadcast Communications to Guidance for FY ‘12 Non-GAAP

Income from Continuing Operations per Diluted Share Attributable to Harris Corporation Common Shareholders

excluding Broadcast Communications

(Unaudited)

	Fiscal Year
	2012	2013
	(Guidance)	(Guidance)
GAAP income from continuing operations per diluted share attributable to Harris Corporation common shareholders excluding Broadcast Communications*	$1.41 to $1.51	$5.10 to $5.30
Charges associated with impairment of goodwill and other long-lived assets (E)	3.49	—
Charges associated with acquisitions (F)	.25	—

Non-GAAP income from continuing operations per diluted share attributable to Harris Corporation common shareholders excluding Broadcast Communications	$5.15 to $5.25	$5.10 to $5.30

*	We expect to report current and prior period financial results for Broadcast Communications as part of discontinued operations beginning with the financial results for the fourth quarter of fiscal 2012.

Table 8

HARRIS CORPORATION

FY ‘12 Third Quarter Summary

FY ‘12 Third Quarter Year-Over-Year Organic Revenue Growth Calculations

(Unaudited)

	Quarter Ended
	March 30,	April 1,	Percent
	2012	2011	Change
	(In millions)
Integrated Network Solutions Segment
GAAP revenue	$499.6	$462.4	8.0%
Impact of acquisitions (G)	—	42.6

Organic revenue	$499.6	$505.0	-1.1%

HARRIS CORPORATION

FY ‘12 Third Quarter Summary

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Notes to tables 5 through 8:

Note A – Adjustments to engineering, selling and administrative expenses for the quarter ended March 30, 2012 are due to integration and other costs associated with our acquisitions of CapRock Communications (“CapRock”) and the Global Connectivity Services business of the Schlumberger group (“Schlumberger GCS”) ($11.1 million combined). Adjustments to engineering, selling and administrative expenses for the three quarters ended March 30, 2012 are due to integration and other costs associated with our acquisitions of CapRock, Schlumberger GCS ($28.1 million combined) and Carefx Corporation (“Carefx”) ($2.3 million). Adjustments to engineering, selling and administrative expenses for the quarter and three quarters ended April 1, 2011 are due to integration and other costs associated with our acquisitions of CapRock, Schlumberger GCS and the terrestrial network infrastructure assets of the government business of Core180, Inc. (the “Core180 Infrastructure”) ($10.8 million and $17.0 million, respectively).

Note B – Adjustment for impairment of goodwill and other long-lived assets in our Integrated Network Solutions segment relating to Broadcast Communications ($424.0 million).

Note C – Adjustments to our income taxes are based on the applicable tax rate in the jurisdiction to which the item applies.

Note D – Adjustments to our Integrated Network Solutions segment operating loss for the quarter ended March 30, 2012 are due to impairment of goodwill and other long-lived assets relating to Broadcast Communications ($424.0 million) and integration and other costs associated with our acquisitions of CapRock and Schlumberger GCS ($11.1 million combined). Adjustments to our Integrated Network Solutions segment operating loss for the three quarters ended March 30, 2012 are due to impairment of goodwill and other long-lived assets relating to Broadcast Communications ($424.0 million) and integration and other costs associated with our acquisitions of CapRock, Schlumberger GCS ($28.1 million combined) and Carefx ($2.3 million). Adjustments to Integrated Network Solutions segment operating income for the quarter and three quarters ended April 1, 2011 are due to integration and other costs associated with our acquisitions of CapRock, Schlumberger GCS and the Core180 Infrastructure ($10.8 million and $17.0 million, respectively).

Note E – Adjustment for estimated pre-tax charges of $424 million ($3.49 per diluted common share) for fiscal 2012 for impairment of goodwill and other long-lived assets in our Integrated Network Solutions segment relating to Broadcast Communications.

Note F – Adjustment for estimated pre-tax charges of $42 million ($.25 per diluted common share) for fiscal 2012 related to integration and other costs associated with our acquisitions of CapRock, Schlumberger GCS and Carefx.

Note G – Adjustments relate to the revenue of Schlumberger GCS and Carefx for the quarter ended April 1, 2011.